UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2022

SPRINGBIG HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40049	88-2789488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Ste. 260
Boca Raton, Florida, 33487
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 772-9172

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	SBIG	The Nasdaq Global Market

Warrants, each exercisable for one share of Common Stock, at an exercise price of $11.50 per share	SBIGW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

On December 20, 2022, the Company received a letter from the staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) providing notification that, for the previous 30 consecutive business days, the bid price for the Company’s common stock had closed below the $1.00 per share minimum bid price requirement for continued listing under Nasdaq Listing Rule 5450(a)(1). The notice has no immediate effect on the listing of the Company’s common stock or warrants, and its common stock and warrants will continue to trade on The Nasdaq Global Market under the symbol “SBIG” and “SBIGW” respectively.
In accordance with Nasdaq Listing Rule 5810(c)(3)(A) the Company has been provided an initial period of 180 calendar days, or until June 19, 2023 to regain compliance with the minimum bid requirement. To regain compliance, the closing bid price of the Company’s common stock must be $1.00 per share or higher for a minimum of 10 consecutive business days any time before June 19, 2023, unless Nasdaq exercises its discretion to extend this 10-day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H).

If the Company does not regain compliance by June 19, 2023, the Company may be eligible for an additional 180 calendar days compliance period. To qualify, the Company would need to transfer the listing of its common stock to the Nasdaq Capital Market, provided that it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split if necessary. However, if it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq would notify the Company that its securities would be subject to delisting. In the event of such a notification, the Company may appeal the Staff’s determination to delist its securities, but there can be no assurance the Staff would grant the Company’s request for continued listing.

The Company intends to monitor closely the closing bid price of its common stock and to consider options available to it to regain compliance with the Nasdaq listing rules. While the Company plans to review all available options, there can be no assurance that it will be able to regain compliance with the applicable rules during the 180-day compliance period, any subsequent extension period, or at all.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGBIG HOLDINGS, INC.

December 27, 2022	By:	/s/ Jeffrey Harris
Name: Jeffrey Harris
Title: Chief Executive Officer